Exhibit 99.1

Flexsteel Taps Dubow and Murphy to Bolster Marketing Team

DUBUQUE, Iowa--(BUSINESS WIRE)--January 24, 2018--Flexsteel Industries, Inc. (NASDAQ: FLXS) has added two marketing leadership roles to navigate the rapidly evolving digital and traditional marketing needs of its customers. Scott Dubow joined the company as vice president of marketing, and Barb Murphy as the director of marketing and communications.

Scott’s more than 20 years of marketing experience and his deep knowledge of brand-building, digital marketing technology and consumer strategy broadens our marketing team. Scott led the agency team along with Julie Bizzis, Flexsteel’s senior vice president strategic growth, to unify our residential and contract products under one updated Flexsteel brand. They also re-designed the company’s websites at www.Flexsteel.com and homestyles-furniture.com. Scott is now responsible for Flexsteel’s corporate marketing strategy and execution.

Barb comes to Flexsteel replete with furniture industry knowledge, having previously owned a specialty furniture store. She also has over 20 years of merchandising and marketing experience including leadership roles with national retailers. Barb’s expertise in omnichannel marketing will enable us to effectively partner with our retail customers through the rapidly changing retail dynamics. In her role with Flexsteel, she is responsible for marketing, public relations, advertising, and social media.

With this expanded corporate marketing team now under Scott’s leadership, Julie Bizzis will be retiring as planned on April 1, 2018. “Julie’s commitment to this company and her craft has served us well,” said Karel Czanderna, president and CEO of Flexsteel. “Julie’s strategic vision, re-designs of the product portfolios, and innate ability to create win-win relationships with our customers helped deliver our four best years, and sets us up for future success. We wish her well in this next phase of her life.”

About Flexsteel Industries, Inc.
Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer, and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality, and healthcare markets. All products are distributed nationally. Additional information about Flexsteel can be found at www.Flexsteel.com.

CONTACT:
Flexsteel Industries, Inc.
Barbara Murphy
Director of Marketing and Communications
bamurphy@flexsteel.com